UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 19, 2020

ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte
North Carolina
28209
(Address of principal executive offices, including zip code)
(704) 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 19, 2020, EnPro Industries, Inc. (the “Company”) approved a restructuring plan to exit its STEMCO Brake Products business involving the exit of its manufacturing operations related to its Motor Wheel® brake drum and Crewson® brake adjuster brands and the sale of its Lunar® air disc brake product line and related manufacturing facility in Shanghai, China. The restructuring is being undertaken to align with the Company’s strategy to refocus STEMCO on its core products business and is expected to be completed during the third quarter of 2020. The Company first notified affected employees of the restructuring on June 25, 2020.

The Company expects that the total restructuring charges related to these actions to be approximately $12.0 million, composed of inventory write-offs of approximately $3.7 million, impairment of intangible assets (trademarks) of approximately $3.5 million, severance and other expenses of approximately $4.2 million, and estimated contract cancellation costs of $0.6 million. These expenses, other than the estimated contract cancellation costs, severance and other expenses totaling approximately $4.8 million, are non-cash charges. The majority of the $12.0 million estimated total charges will be recognized in the second quarter of 2020. Contract cancellation costs, severance and other expenses will result in future cash outflows and are anticipated to be incurred commencing in the third quarter of 2020 and through the fourth quarter of 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 25, 2020

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel and Secretary

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